EXHIBIT 23.1





                  Independent Auditors' Consent
                  -----------------------------



The Board of Directors
National Health Laboratories Holdings Inc.:

We consent to incorporation by reference in the registration statements (No. 33-29182 and No. 33-43006) as amended, and registration statement (No. 33-55065) on Form S-8 of National
Health Laboratories Holdings Inc. of our report dated February 13, 1995, relating to the consolidated balance sheets of National Health Laboratories Holdings Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and the related schedule, which report appears in the December 31, 1994 annual report on Form 10-K of National Health Laboratories Holdings Inc.



                              KPMG Peat Marwick LLP

San Diego, California
March 1, 1995